SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 1)


                            Hollywood Media Corp.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   436233100
 -------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                December 31, 2003
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] RULE 13d-1(b)
[X] RULE 13d-1(c)
[ ] RULE 13d-1(d)



                              (Page 1 of 11 Pages)

CUSIP NO. 436233100                                           Page 2 of 11 Pages
--------------------------------------------------------------------------------
1)  Name And I.R.S. Identification No. Of Reporting Person

    Wynnefield Partners Small Cap Value, L.P. 13-3688497
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)
    (b)[X]
--------------------------------------------------------------------------------
3)  SEC Use Only
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization:  Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                        538,900 Shares
                              --------------------------------------------------
                           7) Sole Dispositive Power:

                              --------------------------------------------------
                           8) Shared Dispositive Power
                                   538,900 Shares
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person :
       538,900 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       2.5% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions)  PN
--------------------------------------------------------------------------------

CUSIP NO. 436233100                                           Page 3 of 11 Pages
--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Wynnefield Partners Small Cap Value, L.P.I  13-3953291
--------------------------------------------------------------------------------
2)  Check the Appropriate Box If a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting Person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                     540,300 Shares
                              --------------------------------------------------
                           7) Sole Dispositive Power:

                              --------------------------------------------------
                           8) Shared Dispositive Power
                                540,300 Shares
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       540,300 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
    See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       2.5% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person:  PN
--------------------------------------------------------------------------------

CUSIP NO. 436233100                                           Page 4 of 11 Pages
--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  Cayman Islands
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                       358,700 Shares
                              --------------------------------------------------
                           7) Sole Dispositive Power:

                              --------------------------------------------------
                           8) Shared Dispositive Power
                                  358,700 Shares
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
      358,700 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       1.6% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

CUSIP NO. 436233100                                           Page 5 of 11 Pages
--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Wynnefield Capital Management, LLC  13-4018186
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  New York
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                     1,079,200 Shares (1)
                              --------------------------------------------------
                           7) Sole Dispositive Power:

                              --------------------------------------------------
                           8) Shared Dispositive Power
                               1,079,200 Shares (1)
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
      1,079,200 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       4.9% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person:  OO (Limited Liability Company)
--------------------------------------------------------------------------------
(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P.I.

CUSIP NO. 436233100                                           Page 6 of 11 Pages
--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Wynnefield Capital, Inc. (No IRS Identification No.)
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  Cayman Islands
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                      358,700 Shares
                              --------------------------------------------------
                           7) Sole Dispositive Power:

                              --------------------------------------------------
                           8) Shared Dispositive Power
                                 358,700 Shares (1)
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       358,700 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       1.6% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------
(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value Offshore Fund, Ltd.

CUSIP NO. 436233100                                           Page 7 of 11 Pages
--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Shannon River Partners, L.P. 05-0544322
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                  322,230 Shares (1)
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                       1,437,900 Shares
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                                  322,230 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power
                                  1,437,900 Shares (1)
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       1,760,130 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       8.0% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

(1) Shannon River Partners, L.P. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I and Wynnefield Small Cap Value Offshore Fund, Ltd., as their Portfolio Manager.

CUSIP NO. 436233100                                           Page 8 of 11 Pages
--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person

    Shannon River Capital Management, LLC
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                   322,230 Shares (1)
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                       1,437,900 Shares (2)
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                                   322,230 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power
                                  1,437,900 Shares (2)
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       1,760,130 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       8.0% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO (Limited Liability Company)
--------------------------------------------------------------------------------

(1) Shannon River Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Shannon River Partners, L.P.

(2) Shannon River Capital Management, LLC holds an indirect beneficial interest in these shares in which Shannon River Partners, L.P. has an indirect beneficial interest, as Portfolio Manager of the entities reported herein as directly beneficially owning such shares.

ITEM 1(a).        Name of Issuer:

                  Hollywood Media Corp.

ITEM 1(b).        Address of Issuer's Principal Executive Offices:

                  2255 Glades Road, Suite 221A, Boca Raton, Florida 33431
                  --------------------------------------------------------------


ITEM 2(a).        Names of Persons Filing:

                  Wynnefield Partners Small Cap Value, L.P. ("Partners")
                  --------------------------------------------------------------
                  Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
                  --------------------------------------------------------------
                  Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
                  --------------------------------------------------------------
                  Wynnefield Capital Management, LLC ("WCM")
                  --------------------------------------------------------------
                  Wynnefield Capital, Inc. ("WCI")
                  --------------------------------------------------------------
                  Shannon River Partners, LP ("SRP")
                  --------------------------------------------------------------
                  Shannon River Capital Management, LLC ("SRCM")
                  --------------------------------------------------------------
                  Nelson Obus ("Obus")
                  --------------------------------------------------------------

ITEM 2(b).        Address of Principal Business Office Or, If None, Residence:

                  450 Seventh Avenue, Suite 509, New York, NY 10123
                  --------------------------------------------------------------

ITEM 2(c).        Citizenship:

                  Partners and Partners I are Delaware Limited Partnerships
                  --------------------------------------------------------------
                  Fund and WCI are Cayman Islands Companies
                  --------------------------------------------------------------
                  WCM is a New York Limited Liability Company
                  --------------------------------------------------------------
                  SRP is a Delaware Limited Partnership
                  --------------------------------------------------------------
                  SRCM is a Delware Limited Liability Company
                  --------------------------------------------------------------

ITEM 2(d).        Title of Class of Securities:

                  Common Stock, $.01 Par Value Per Share
                  --------------------------------------------------------------

ITEM 2(e).        CUSIP Number:    436233100

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:

                  None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:

(a) Amount beneficially owned by all reporting persons: 1,760,130 Shares
(b) Percent of class: 8.0 % of Common Stock
(c) Number of shares as to which the reporting persons have:
         (i)   sole power to vote or to direct the vote:
                 322,230 Shares
         (ii)  shared power to vote or to direct the vote:
                 1,437,900 Shares
         (iii) sole power to dispose or to direct the disposition:
                 322,230 Shares
         (iv) shared power to dispose or to direct the disposition:
                 1,437,900 Shares
----

ITEM 5.     Ownership of five percent or less of a class.  Not applicable.

ITEM 6.     Ownership of more than five percent on behalf of another person.

                Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

                Not applicable.

ITEM 8.  Identification and classification of members of the group.

                None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934. The persons filing this schedule are identified in Item 2 hereof.

ITEM 9.  Notice of dissolution of group.   Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The undersigned further agrees that this Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

Dated:   February 11, 2004


                           WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                           By:      Wynnefield Capital Management, LLC,
                                    General Partner

                                    By: /s/ Nelson Obus
                                    --------------------------------------
                                          Nelson Obus, Co-Managing Member


                           WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.I

                           By:      Wynnefield Capital Management, LLC,
                                    General Partner

                                    By: /s/ Nelson Obus
                                    --------------------------------------
                                          Nelson Obus, Co-Managing Member


                           WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                           By:      Wynnefield Capital, Inc.

                                    By: /s/ Nelson Obus
                                    --------------------------------------
                                          Nelson Obus, President


                           WYNNEFIELD CAPITAL MANAGEMENT, LLC

                           By:  /s/ Nelson Obus
                                ------------------------------------------
                                Nelson Obus, Co-Managing Member


                           WYNNEFIELD CAPITAL, INC.

                           By:  /s/ Nelson Obus
                                ------------------------------------------
                                Nelson Obus, President


                           SHANNON RIVER PARTNERS, L.P.

                           By:  Shannon River Capital Management, LLC,
                                General Partner


                                By: /s/ Spencer Waxman
                                    ------------------------------------------
                                    Spencer Waxman, Managing Member


                           SHANNON RIVER CAPITAL MANAGEMENT, LLC

                           By:  /s/ Spencer Waxman
                                ------------------------------------------
                                    Spencer Waxman, Managing Member